Calculation of Filing Fees Table

SC TO-I
(Form Type)

BBR ALO FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$60,000,000	(a)	0.01476%	$8,856.00	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$60,000,000	(a)
Total Fees Due for Filing				$8,856.00
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$8,856.00

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(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.
(b)	Calculated at 0.01476% of the Transaction Valuation.